Exhibit 10.23

EnerSys

Voluntary Deferred Compensation Plan for Executives

Effective April 1, 2009, as amended effective August 5, 2010, and May 26, 2011

1. DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:

1.1 “Beneficiary” means the person or persons designated pursuant to Section 2.2. For purposes of the preceding sentence the term “person” shall include an individual, trust, or estate. In default of a valid Beneficiary designation, a Participant’s Beneficiary shall be a Participant’s estate.

1.2 “Board” means the board of directors of the Company.

1.3 “Bonus” means any compensation relating to services performed during any Plan Year payable to a Participant as an Employee under any of the Company’s bonus or cash compensation incentive plans; provided that compensation that is paid or payable during such Plan Year shall not be deemed a Bonus under the Plan.

1.4 “Bonus Deferrals” means the deferrals elected by the Participant pursuant to Section 3.1 hereof.

1.5 “Change in Control” means an event that constitutes a Change in Control under the Long-Term Incentive Plan; provided that such event shall not constitute a Change in Control under this Plan unless such event also constitutes a change in control of the Company within the meaning of Code Section 409A.

1.6 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.7 “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan. Such term also includes the full Board to the extent it takes action with respect to administrative or operational matters relating to the Plan.

1.8 “Common Stock” means the common stock of the Company, par value $0.01 per share.

1.9 “Company” shall mean EnerSys and any successor thereto.

1.10 “Deferral Account” means an account established on the books of the Company for the purpose of recording amounts credited with respect to Bonus Deferrals on behalf of a Participant, Matching Amounts (if any), and any income, expenses, gains, or losses with respect thereto. There are three types of Deferral Accounts under the Plan, the Investment Fund Deferral Account, the Stock Unit Deferral Account, and the Market Share Unit Deferral Account.

1.11 “Deferral Election” means an irrevocable election, on a form prescribed by the Committee, by a Participant to defer receipt of a portion of such Participant’s Bonus for a specific Plan Year.

1.12 “Disability” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee.

1.13 “Effective Date” means April 1, 2009.

1.14 “Employee” means an individual who is a common law employee of any Employer.

1.15 “Employer” means the Company or any Subsidiary that the Board has selected as eligible to have certain of its management and highly compensated personnel participate in the Plan.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18 “Investment Funds” means the investment alternatives the Committee establishes from time to time for tracking the investment returns to be credited to Participants’ Investment Fund Deferral Accounts.

1.19 “Investment Fund Deferral Account” means the Deferral Account that is maintained with respect to the portion of a Participant’s Bonus Deferrals that such reflects the tracking of the investment returns based on the Participant’s allocation of investments in the Investment Funds, and any hypothetical expenses and earnings or losses with respect thereto.

1.20 “Long-Term Incentive Plan” means the EnerSys 2004, 2006, or 2010 Equity Incentive Plan, as applicable. Such term shall also mean any other successor or comparable plan or program as designated by the Committee and approved by the Board from time to time.

1.21 “Market Share Unit” means a form of Stock Unit (as defined in the Long-Term Incentive Plan) that entitles a Participant to receive, at the end of the applicable Performance Period, between zero and two shares of Common Stock, based on the change in price of the Company’s Common Stock over such Performance Period.

1.22 “Market Share Unit Deferral” means that portion of a Participant’s Bonus Deferral that such Participant has elected to allocate in Market Share Units.

1.23 “Market Share Unit Deferral Account” means an account established on a Participant’s behalf with respect to such Participant’s Market Share Unit Deferral, the Matching Amount and any earnings or losses with respect thereto.

1.24 “Matching Amount” means, with respect to the amount of a Stock Unit Deferral or Market Share Unit Deferral for a Plan Year by a Participant, the amount contributed to a Participant’s Stock Unit Deferral Account or Market Share Unit Deferral Account, as applicable, pursuant to Section 4.1.

1.25 “Participant” means an individual who (i) has properly and timely completed such Participant’s elections pursuant to Section 2.2 and (ii) is an Employee or, if not, has a balance standing to his or her credit in one or more Deferral Accounts with respect to Plan Years in which such individual was an Employee. Such term also includes a deceased Participant’s Beneficiary, who is entitled to a Plan benefit, until such benefit is paid.

1.26 “Payout Factor” means, for each Market Share Unit that is contributed to a Participant’s Market Share Unit Deferral Account, the Share Price at the end of the Performance Period of such Market Share Unit divided by the Share Price on the date of such contribution, with the quotient rounded to the nearest hundredth (two places after the decimal); provided, however, that if the Payout Factor equals more than 2.00, the Payout Factor shall be 2.00.

1.27 “Performance Period” means, with respect to a particular Market Share Unit, the three-year period beginning on the last day of the Plan Year in which the Participant earned the Bonus to which such Market Share Unit relates. With respect to a Market Share Unit that is contributed to a Participant’s Market Share Unit Deferral Account as a Matching Amount on a Market Share Unit Deferral, the Performance Period shall be the vesting period set forth in Section 4.2(b).

1.28 “Plan” means this EnerSys Voluntary Deferred Compensation Plan for Executives.

1.29 “Plan Year” means the Company’s 12-month fiscal year or such other 12-month period as the Committee may designate from time to time.

1.30 “Share Price” means, for each Market Share Unit that is contributed to a Participant’s Market Share Unit Deferral Account, the average of the closing share prices of the Company’s Common Stock during the 90 calendar days immediately preceding the end of the Performance Period of such Market Share Unit or the date of such contribution, as applicable; provided that if there were no trades on the last date of such Performance Period or date of contribution, as applicable, the closing prices during the 90 calendar days immediately preceding the most recent date on which there were trades shall be used.

1.31 “Stock Unit Deferral” means that portion of a Participant’s Bonus Deferral that such Participant has elected to allocate in Stock Units.

1.32 “Stock Unit Deferral Account” means an account established on a Participant’s behalf with respect to such Participant’s Stock Unit Deferral, the Matching Amount, and any earnings or losses with respect thereto.

1.33 “Stock Units” means Stock Units (as defined in the Long-Term Incentive Plan) awarded to a Participant pursuant to the terms of the Long-Term Incentive Plan. As used herein, the term “Stock Units” shall refer only to those Stock Units that are not Market Share Units.

1.34 “Subsidiary” means a subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of the Company.

1.35 “Termination” means a Participant’s “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).

1.36 “Valuation Date” means any day that the New York Stock Exchange or any successor to its business is open for trading.

2. ELIGIBILITY AND PARTICIPATION

2.1 Eligibility for Participation: Participation in the Plan is limited to those individuals that the Committee selects. To be eligible to make Bonus Deferrals for a Plan Year the individual must be in a select group of management and highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, the Employees who shall be eligible to make Bonus Deferrals for such Plan Year. The Company’s Chief Executive Officer shall at all times be deemed eligible to make Bonus Deferrals in accordance with the terms of the Plan.

2.2 Commencement of Participation: Each Participant shall be provided an opportunity to irrevocably designate, prior to each Plan Year (or, in the Participant’s first year of eligibility, within 30 days following the date the Participant became eligible), his or her elections pursuant to Article 3. Notwithstanding the foregoing, a Participant may make an election with respect to a Bonus that is “performance-based compensation” (as defined in Treas. Reg. § 1.409A-1(e)) on or before the date that is six months from the end of the applicable Plan Year (or the date such compensation has become “readily ascertainable” (as defined in Treas. Reg. § 1.409A-2(a)(8)), if earlier. Such Participant must make such designation in the manner authorized by the Committee and such designation must be accompanied by, as applicable:

(a) an irrevocable authorization to defer receipt of a percentage of a Bonus with respect to a Plan Year as a Bonus Deferral as elected under Section 3.1;

(b) an irrevocable election to allocate such Bonus Deferral to an Investment Fund Deferral Account, to a Stock Unit Deferral Account, or to a Market Share Unit Deferral Account;

(c) a designation of a Beneficiary; and

(d) a designation as to the form and timing of the distribution of the Participant’s vested Deferral Accounts for such Plan Year as provided under Sections 6.1 and 6.2.

2.3 Cessation of Participation: A Participant shall cease to be an active Participant on the earliest of:

(a) the date that the Plan terminates,

(b) the date that the Participant ceases to be eligible to participate in the Plan under Section 2.1, or

(c) the date that the Participant receives a complete distribution of his Deferral Accounts.

A former active Participant shall be deemed a Participant for all purposes except with respect to the right to make deferrals, as long as he or she maintains a Deferral Account.

3. DEFERRAL OF COMPENSATION

3.1 Bonus Deferrals: Each Participant eligible to make Bonus Deferrals may authorize the Company, in the manner described in Section 2.2, to defer a percentage of his or her Bonus that would otherwise be payable for services performed in a Plan Year. Such Bonus Deferrals shall be a stated percentage of the Participant’s Bonus for such period, up to 100 percent as designated by the Participant. A Participant must make an election to defer a Bonus in accordance with Section 2.2. A Participant must make a new election to defer a Bonus for each subsequent Plan Year.

3.2 Crediting of Bonus Deferrals: A Participant’s Bonus Deferrals shall be credited to such Participant’s Deferral Accounts as of the date that the Bonus would otherwise be paid to the Participant if the Participant was not deferring such Bonus.

3.3 Vesting of Bonus Deferrals: Each Participant shall always be 100% vested in each of such Participant’s Bonus Deferrals in such Participant’s Deferral Accounts.

4. EMPLOYER CONTRIBUTIONS

4.1 Matching Amount: On the same day that a Bonus is credited to a Participant’s Stock Unit Deferral Account as a Stock Unit Deferral or Market Share Unit Deferral Account as a Market Share Unit Deferral on behalf of such Participant, the Company shall credit on behalf of such Participant, with respect to such Stock Unit Deferral or Market Share Unit Deferral, a Matching Amount. The Matching Amount shall be an amount equal to the lesser of $150,000 or 20 percent of such Participant’s Stock Unit Deferral or Market Share Unit Deferral amount. The Matching Amount shall be made in the form of Stock Units or Market Share Units in accordance with the Participant’s election pursuant to Section 2.2(b).

4.2 Vesting of Matching Amounts:

(a) With respect to a Stock Unit that is credited to a Participant’s Stock Unit Deferral Account as a Matching Amount on a Stock Unit Deferral, a Participant shall vest in such Stock Unit three years from the last day of the Plan Year in which the Participant earned the Bonus to which such Stock Unit Deferral relates; provided that the Participant is continuously employed by the Company from the date of crediting through such vesting date. Subject to Section 4.2(c) below, any Stock Unit contributed to a Participant’s Stock Unit Deferral Account as a Matching Amount that fails to vest because the employment condition set forth in the preceding sentence is not satisfied shall be forfeited as of the Participant’s Termination.

(b) With respect to a Market Share Unit that is credited to a Participant’s Market Share Unit Deferral Account as a Matching Amount on a Market Share Unit Deferral, a Participant shall vest in such Market Share Unit three years from the last day of the Plan Year in which the Participant earned the Bonus to which such Market Share Unit Deferral relates; provided that the Participant is continuously employed by the Company from the date of crediting through such vesting date. Subject to Section 4.2(c) below, any Market Share Unit contributed to a Participant’s Market Share Unit Deferral Account as a Matching Amount that fails to vest because the employment condition set forth in the preceding sentence is not satisfied shall be forfeited as of the Participant’s Termination.

(c) Notwithstanding the foregoing, with respect to both Stock Units and Market Share Units contributed to a Participant’s Deferral Account as Matching Amounts:

(i) upon a Change in Control where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, all outstanding but unvested Matching Amounts shall become 100% vested; or

(ii) upon a Termination due to death or Permanent Disability (as defined in the Long-Term Incentive Plan), a voluntary Termination for Good Reason (as defined in the Long-Term Incentive Plan), or an involuntary Termination without Cause (as defined in the Long-Term Incentive Plan) in each case on or within two years after a Change in Control (other than a Change in Control described in Section 4.2(c)(i) above) (such Termination on or within two years after such Change in Control, a “Change in Control Termination”), all outstanding but unvested Matching Amounts shall become 100% vested.

5. INVESTMENT OF DEFERRALS

5.1 Establishment of Accounts: The Company shall establish the following Deferral Accounts for each Participant (but only to the extent the Participant has amounts to be allocated to such Deferral Account):

(a) an Investment Fund Deferral Account,

(b) a Stock Unit Deferral Account, and

(c) a Market Share Unit Deferral Account.

Each Participant shall receive periodic statements (no less frequently than annually) reflecting the balances in his or her Accounts.

5.2 Obligation of the Company: Individual benefits under the Plan are payable as they become due solely from the general assets of the Company. To the extent a Participant, or any person, acquires a right to receive payments under this Plan, such right shall be no greater than the right of any general creditor of the Company. Neither this Plan, nor any action taken pursuant to the terms of this Plan, shall be considered to create a fiduciary relationship between the Company and the Participant, or any other persons, or to require the establishment of a trust of which the assets are beyond the claims of any general creditor of the Company.

5.3 Establishment of Investment Funds: The Committee will establish multiple deemed Investment Funds that the Committee will cause to be maintained for determining the investment return to be credited to each Participant’s Investment Fund Deferral Account. The Committee may change the number, identity, or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds for allocation of the amounts credited to his or her Investment Fund Deferral Account. Each Participant’s Investment Fund Deferral Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed Investment Funds. Investment Fund elections must be made in a minimum of 1% increments and in such other manner as the Committee will specify. A Participant may change his or her Investment Fund election periodically in the manner provided by the Committee. Any such change shall become effective as soon as administratively practicable following the date the Committee receives notice of such change in the form prescribed by the Committee.

5.4 Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant’s Investment Fund Deferral Account will be increased or decreased to reflect investment results and any expenses with respect thereto. Each Participant’s Investment Fund Deferral Account will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Committee. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 5 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

5.5 Stock Unit Deferral Account: All amounts that a Participant elects to defer to a Stock Unit Deferral Account and any Matching Amounts attributable thereto, shall be credited in Stock Units. The number of Stock Units credited to a Participant’s Stock Unit Deferral Account shall be determined based upon the closing price of Common Stock on the date of crediting.

5.6 Market Share Unit Deferral Account:

(a) All amounts that a Participant elects to defer to a Market Share Unit Deferral Account and any Matching Amounts attributable thereto, shall be initially credited in Market Share Units. The number of Market Share Units initially credited to a Participant’s Market Share Unit Deferral Account shall be determined based upon the closing price of Common Stock on the date of crediting with the value of a Market Share Unit determined in the same manner as used by the Company for SEC disclosure purposes.

(b) All amounts that a Participant elects to defer to a Market Share Unit Deferral Account and any Matching Amounts attributable thereto shall convert to a number of Stock

Units on the last day of the Performance Period based upon the product obtained by multiplying the applicable number of Market Share Units times the applicable Payout Factor.

(c) In the event of a Change in Control described in Section 4.2(c)(i) prior to the last date of a Performance Period, all amounts deferred to a Market Share Unit Deferral Account and any Matching Amounts attributable thereto shall convert to a number of Stock Units on the date of the Change in Control based upon the product obtained by multiplying the applicable number of Market Share Units times the applicable Payout Factor determined by substituting the date of the Change in Control for the last date of the Performance Period.

(d) In the event of a Change in Control Termination described in Section 4.2(c)(ii) prior to the last date of a Performance Period, all amounts deferred to a Market Share Unit Deferral Account and any Matching Amounts attributable thereto shall convert to a number of Stock Units on the date of the Change in Control Termination based upon the product obtained by multiplying the applicable number of Market Share Units times the applicable Payout Factor determined by substituting the date of the Change in Control Termination for the last date of the Performance Period.

5.7 Dividends: If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a number of additional Stock Units or Market Share Units shall be credited to the Participant as of the payment date for such dividend or distribution equal to the result of dividing (i) the product of the total number of Stock Units or Market Share Units in the Participant’s Deferral Account as of the payment date for such dividend or distribution times the per share amount of such dividend or distribution, by (ii) the Fair Market Value of one share of Common Stock (as defined in the Long-Term Incentive Plan) as of the payment date for such dividend or distribution.

6. PAYMENT AND AMOUNT OF BENEFITS

6.1 Form of Distribution:

(a) Each Participant shall elect the form and timing of the distribution with respect to each of his or her Deferral Accounts in the manner authorized by the Committee, provided that a Participant may elect to receive distributions from his or her Deferral Accounts in a lump sum or in up to 10 annual installments.

(b) If the Participant elects an annual installment distribution, the amount of each installment shall be determined by multiplying the Participant’s remaining Account balance by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the installment period.

(c) Distributions of a Participant’s Stock Unit Deferral Account shall be made in the form of Common Stock in an amount equal to one share of Common Stock payable for each Stock Unit.

(d) Distributions of a Participant’s Market Share Unit Deferral Account that have converted to Stock Units in accordance with Section 5.6 shall be made in the form of

Common Stock in an amount equal to one share of Common Stock payable for each Stock Unit.

(e) In the event a Participant fails to elect the form of distribution with respect to any of his or her Deferral Accounts, the form of distribution thereof shall be a lump sum.

6.2 Time of Distribution: Each Participant shall elect the timing of the distribution with respect to his or her vested Deferral Account in the manner that the Committee may authorize. A Participant shall make a separate election as to the timing of payment with respect to each Deferral Account specified in Section 6.1 above. The Participant’s election(s) shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an annual installment election):

(a) within 60 days following the Participant’s Termination; provided, however, that if the Performance Period for any vested amounts in the Participant’s Market Share Unit Deferral Account ends after the date of such Termination, such amounts shall be distributed within 60 days following the last date of such Performance Period (or, if earlier, the date of a Change in Control described in Section 4.2(c)(i));

(b) in a specific month and year, but, with respect to the distribution of a Stock Unit Deferral Account or Market Share Unit Deferral Account, in no event earlier than three years from the last day of the Plan Year in which the Participant earned the Bonus to which the Bonus Deferrals in such Stock Unit Deferral Account or Market Share Unit Deferral Account relate; provided, however, that if a Participant elects his or her distribution to be made or commenced in accordance with this paragraph (b), and such date falls before the Participant’s Termination, the distribution shall be delayed until a date within 60 days following the Participant’s Termination; or

(c) within 60 days following the earlier of (i) a Change in Control or (ii) the Participant’s Termination; provided that if after such Change in Control, outstanding and unvested Matching Amounts remain in the Participant’s Deferral Account, such amounts, if any, shall distributed, if at all, within 60 days following the applicable vesting date set forth in Section 4.2; and further provided that if the Performance Period for any vested amounts in the Participant’s Market Share Unit Deferral Account ends after the date of such Change in Control or Termination, such amounts shall be distributed within 60 days following the last date of such Performance Period (or, if earlier, the date of a Change in Control described in Section 4.2(c)(i) or Change in Control Termination described in Section 4.2(c)(ii)).

(d) In the event a Participant fails to elect the timing of distribution with respect to any of his or her Deferral Accounts, the timing of distribution thereof shall be in accordance with Section 6.2(a).

(e) Notwithstanding the foregoing, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any distribution under this Section 6.2 that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such distribution shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination, or (ii) the date of the Participant’s death (the “Delay Period”). Within 10 days following the expiration of the Delay Period, all distributions delayed pursuant to this paragraph (whether they would have otherwise been payable in a lump sum or in installments in the absence of such delay) shall be made to the Participant in a lump sum, and any remaining distributions due shall be made in accordance with the normal distribution dates specified for them herein.

6.3 Change in Form or Time of Distribution: A Participant may change his or her form and timing election applicable to the distribution of a Deferral Account provided that such request for change (i) does not take effect until at least 12 months after the date on which the request is made, (ii) in the case of a change to a distribution to be made at a specified time, is made at least 12 consecutive months prior to the date that such distribution would otherwise have been made or commenced, and (iii) the first payment with respect to such new election is deferred for a period of not less than five years beyond the date such distribution would otherwise have been made.

6.4 Distribution Upon Death or Disability: Notwithstanding the provisions of Sections 6.1, 6.2, and 6.3, upon a Participant’s death or Termination due to Disability, all vested amounts credited to such Participant’s Deferral Accounts shall be paid to the Participant, in a lump-sum payment, as soon as administratively feasible, but in no event later than 60 days, after the occurrence of such death or Termination due to Disability (subject to any required delay pursuant to Code Section 409A as set forth in Section 6.2(e)); provided that if the Performance Period for any vested amounts in the Participant’s Market Share Unit Deferral Account ends after the date of such Termination, such amounts shall be distributed within 60 days following the last date of such Performance Period (or, if earlier, the date of a Change in Control described in Section 4.2(c)(i)).

7. FINANCING

In the event that, in its discretion, the Company purchases an asset(s) or insurance policy or policies insuring the life of the Employee to allow the Company to recover the cost of providing benefits, in whole or in part hereunder, neither the Employee, Beneficiary, nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset of the Company because of the Plan. The Company’s obligation to make payments under the Plan shall be contractual only and all payments hereunder shall be made from its general assets at the time and in the manner provided for in the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of a general creditor.

8. ADMINISTRATION

8.1 Administration: Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Committee, which shall have the full and exclusive discretionary authority to interpret the Plan, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. The Committee may delegate administrative tasks as necessary to persons who are not Committee members. All decisions of the Committee shall be conclusive and binding upon all affected persons.

8.2 Plan Expenses: The Company shall bear all expenses of administering the Plan. No employee shall receive any remuneration for service in such capacity but the Company shall reimburse the Committee or its members for any amounts paid or incurred in connection with administering the Plan.

8.3 Liability: The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

9. AMENDMENT OR TERMINATION

9.1 Plan Amendment: The Plan may be amended or otherwise modified by the Committee, in whole or in part, provided that no amendment or modification shall divest any Participant of any vested amount previously credited to such Participant’s Deferral Account under Article 3 and 4 or of the amount and method of crediting earnings to such Deferral Account under Article 5 of the Plan as of the date of such amendment.

9.2 Termination of the Plan: The Committee reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay benefits in the form and at the time elected by the Participant pursuant to Article 6 of the Plan. Earnings or losses with respect thereto shall continue to be allocated under Article 5 after the termination of the Plan until the Participant’s benefits have been paid in full.

10. CLAIMS PROCEDURE

10.1 Claim: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

10.2 Denial of Claim: If the claim or request is denied, the written notice of denial shall state:

(a) the reasons for denial, with specific reference to the Plan provisions on which the Committee based the denial;

(b) a description of any additional material or information required and an explanation of why it is necessary; and

(c) an explanation of the Plan’s claim review procedure.

10.3 Review of Claim: Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The Committee shall review the claim or request and the Committee may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4 Final Decision: The Committee shall normally make its review decision within 60 days. If the Committee requires an extension of time for a hearing or other special circumstances, the Committee shall notify the claimant and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

10.5 Attorney’s Fees and Expenses: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay or reimburse the reasonable legal fees and expenses directly incurred by the Participant in connection with his or her appeal subject to a maximum payment or reimbursement of one-third of the balance of the Participant’s Deferral Accounts. Any such legal fees and expenses shall be paid to, or on behalf of, the Participant no later than 30 days following the Participant’s written request for the payment of such legal fees and expenses, provided the Participant supplies the Committee with evidence of the fees and expenses incurred by the Participant that the Committee, in its sole discretion, determines is sufficient.

10.6 Interest on Delayed Payments: In the event a Participant’s claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Company shall pay to the Participant interest on the portion of the Participant’s benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the benefits would otherwise have been paid if the claim had not initially been denied, plus five percent, and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Participant.

11. MISCELLANEOUS

11.1 Non-Alienation of Benefits: No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation, or charge by a Participant or the Beneficiary of a Participant except as may be required by law.

11.2 Limitation of Rights: Neither the establishment of this Plan, nor any modification thereof, nor the creation of a Deferral Account, nor the payment of any benefits shall be construed as giving:

(a) any Participant, Beneficiary, or any other person, any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Committee in accordance with the terms and provisions of the Plan; or

(b) any Participant or any other person, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to termination to the same extent as if the Plan had never been adopted.

11.3 Participant’s Rights Unsecured: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against the Company, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant’s Deferral Accounts or any asset of the Company. The liabilities of the Company to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Amounts, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or be subject to the claims of, a Participant or Beneficiary.

11.4 Incapacity: In the event that the Committee shall find that a Participant or other person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, the Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the Participant’s spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.

11.5 Withholding: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state, or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local, or other income or other taxes imposed on amounts paid under this Plan.

11.6 Severability: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.

11.7 Adjustments: In the event of a stock split, stock dividend, recapitalization, or other event described in Section 16 of the Long-Term Incentive Plan, the provisions of such Section 16 shall apply to any Stock Units and Market Share Units credited to a Participant’s Deferral Account, provided that any such adjustment shall be consistent with the requirements of Code Section 409A and the guidance promulgated thereunder.

11.8 No Rights: Neither the Participant nor any other person shall have any rights as a stockholder of the Company with respect to any Stock Units and Market Share Units credited to such Participant’s Deferral Account until shares of Common Stock are issued to such Participant or such Participant’s Beneficiary in satisfaction thereof.

11.9 Controlling Law: The Plan shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by ERISA and any other law of the United States.